PRESS RELEASE

SOURCE: EB2B. INC.

EB2B COMPLETES PRIVATE PLACEMENT FOR WORKING
CAPITAL AND BUSINESS EXPANSION

New York, NY-- (BUSINESS WIRE)--Jan. 2, 2002--eB2B, Inc. (Nasdaq:EBTB), a leading provider of business-to-business transaction management services, announced today that it has completed a private placement of notes and warrants with total gross proceeds of approximately $2 million. Proceeds from the offering will be used for general corporate purposes and for an acquisition.

The financing includes $2,000,000 principal amount of senior subordinated secured notes having a 90-day maturity, and are automatically convertible into the securities issued in the Company's next private placement financing (subject to certain parameters). The warrants are exercisable into an aggregate of 4,000,000 shares of common stock, at a exercise price of $.12 per share.

The company will file a registration statement covering the Warrant Shares within three months after the date of the closing. The investors will also have unlimited piggy-back registration rights, subject to certain limitations. This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities in this financing and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act. Securities to be offered in a subsequent private placement will not have been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

About eB2B, Inc.

eB2B Commerce is a leading provider of business-to-business transaction management services that simplify trading partner integration, automation, and collaboration across the order management life cycle. The eB2B Trading Network and Transaction Lifecycle Management solutions provide enterprises large and small with a total solution for improving trading partner relationships that enhance productivity and bottom line profitability.

Certain statements contained in this news release which are not based on historical facts are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to uncertainties and risks that may cause actual results to materially differ from projections. Although eB2B believes that its expectations are reasonable assumptions within the bounds of its knowledge of its business operations, there can be no assurance that actual results will not differ materially from its

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expectations. The uncertainties and risks include, among other things, the
Company's plans, beliefs and goals, the Company's limited operating history, the ability to raise additional capital, if needed, the risks and uncertainties associated with rapidly changing technologies such as the Internet, the risks of technology development and the risks of competition that can cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.